Exhibit 4.6
Reuters Group PLC
Rules of the Reuters Group PLC
International
SAYE Share Option Plan 1997

Date approved at EGM	:	16 December 1997

Date adopted by Board of Directors	:	12 December 1997

Date amendments approved at EGM	:	24 April 2001

Date EGM amendments adopted by the Board of Directors	:	12 February 2001

Date amendments approved by SPAC		14 March 2005

Date latest amendments approved by SPAC	:	[ ] February 2008

Expiry Date	:	No grants after 11 December 2007
The Board of Reuters Group plc reserves the right up to the time of the Extraordinary General Meeting on 24 April 2001 to make such amendments to the Rules of this Plan as it may consider necessary or desirable, provided that such amendments or additions do not conflict in any material respects with the details of the proposed changes to the Plan set out in the circular dated 14 March 2001 to the Shareholders of Reuters Group PLC.

1. Definitions
     (a) In these Rules the following words and expression have the following meanings:

Act	means the Income and Corporation Taxes Act 1988.

Announcement Date	means the date on which the Company announces its half yearly or final results to The London Stock Exchange.

Associated Company	shall have the meaning it bears in paragraph 47(1) of Schedule 3 to ITEPA.

Board	means the board of directors for the time being of the Company or the directors present at a duly convened meeting of the directors of the Company at which a quorum is present, or a committee appointed by the board of directors.

Bonus	means the interest deemed by the Board to be payable to Participants in respect of the relevant Savings Contract.

Company	means Reuters Group PLC registered in England number 3296375.

Control	means control within the meaning of Section 840 of the Act (and “Controlled” shall be construed accordingly).

Date of Grant	the date on which an Option is granted under Rule 3.

Eligible Employee	means any person who:

(i) either is an employee or an executive director of a Participating Company; and

(ii) was an employee or an executive director of a Participating Company on 31 December in the year immediately preceding the Invitation Date, or any other qualifying period as the Board may from time to time determine.

In addition, it means any person who is designated by the Board as an eligible employee, including a trustee acting on behalf of any person, provided that the person agrees to enter into a Savings Contract in accordance with the Rules.

Exercise Price	the price at which Shares may be acquired in respect of each Option shall be such amount as the Board may determine in each Plan Location being not less than the greater of:

(i) 80 per cent of middle market quotation of a Share as derived from the Daily Official List of The Stock Exchange or such other exchange on which the Shares are directly or indirectly listed on the dealing day which immediately precedes the relevant Invitation Date; or

(ii) in respect of Options giving a right to subscribe for Shares, the nominal value of a Share.

Group	means the Company and any company for the time being under the Control of the Company whether incorporated in any part of the United Kingdom or elsewhere.

Invitation Date	means the date on which the Board invites Eligible Employees to apply for the grant of an Option.

ITEPA	means the Income Tax (Earnings and Pensions) Act 2003.

The Stock Exchange	means the London Stock Exchange plc or its successor.

Maturity Date	means the termination date of the relevant Savings Contract.

Minimum Monthly Contribution	means the minimum monthly limit, if any, determined by the Board for a Plan Location from time to time.

Maximum Monthly Contribution	means the maximum monthly limit determined by the Board for a Plan Location from time to time being not more than the greater of :

(i) £250 or if greater the monthly contribution specified in ITEPA; or

(ii) 10% of the Eligible Employee’s Salary

provided that for the purposes of calculating the above sterling limits in any Plan Location local currency equivalents shall be taken at a rate of conversion specified by the Board in its discretion from time to time.

Option	means the right to acquire Shares to be granted pursuant to the Plan or which has been so granted and is still subsisting.

Participating Company	means:

(i) the Company; and

(ii) any Company which is under the Control of the Company whether incorporated in the UK or elsewhere;

except for those companies which are designated by the Board as non-participating companies for the purposes of the Plan.

Participant	any person who has been granted and still has subsisting an Option under the Plan. Reference to a Participant shall include, where the context so admits or requires, his personal representatives.

Plan	means the Reuters Group PLC International SAYE Share Option Plan 1997 constituted for the time being and established by the Rules.

Plan Location	means a territory in which persons are employed by one or more Participating Companies.

Rules	means these rules as amended from time to time in accordance with the provisions hereof.

Salary	means the base salary of an Eligible Employee or in the case of an Eligible Employee on assignment to another company in any country but continuing employment with a Participating Company their notional home base salary as determined by the Company.

Savings Contract	means an agreement to save with a savings body or the Company for a period not exceeding 60 months as extended by up to six months if applicable by reason of any failure to pay a contribution on or before its due date (or any such other period as is necessary to comply with any local securities, exchange or preferential tax legislation) in accordance with the terms designated by the Board.

Schedules	means the schedules to these Rules.

Shares	means fully paid ordinary shares of 25 pence of the Company that comply with paragraphs 18 to 22 of Schedule 3 to ITEPA.
(b)	Words or expressions defined in the Act and in the Companies Acts 1985 and 1989 of England and Wales shall bear the same meanings in these Rules and where there is a conflict the definitions in the Act shall take precedence.

(c)	Where the context so admits or requires words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine.

(d)	Any reference to a statutory provision shall be deemed to include that provision as the same may from time to time be amended or re-enacted and any statutory instrument pursuant thereto.
2. Application for Options
(a)	The Board may, in their absolute discretion, invite applications for Options from all Eligible Employees within any Plan Location:
(i)	during the period of 42 days immediately following the date on which the Shares are admitted to the Daily Official List of The Stock Exchange;

(ii)	in any year during the period of 42 days immediately following an Announcement Date;

(iii)	at any other time in the event local securities, company and tax legislation does not allow the invitation to be sent out within the period of 42 days immediately following an Announcement Date.
(b)	The Board shall determine and upon inviting applications for Options, announce in relation to that invitation:
(i)	either the Exercise Price or the date the Exercise Price will be fixed:

(ii)	subject to Rule 4(b) the maximum aggregate number of Shares over which Options may be granted, if any;

(iii)	the Minimum Monthly Contribution and Maximum Monthly Contribution that may be made under the Savings Contract;

(iv)	the Bonus;

(v)	when the Option will become exercisable; and

(vi)	the closing date for receipt by the Company of applications for the Options being not less than 14 days after the issue of the invitation.

(c)	An invitation shall be made to all Eligible Employees to apply for an Option at the relevant Exercise Price subject to the limits specified by paragraph (b)(iii) above and paragraph (f) below and shall be made by means of notices on notice boards of all Participating Companies, circulars, letters or such other method as the Board may determine.

(d)	Each Eligible Employee may, before the closing date stated in the invitation, apply for an Option. Each application shall be in writing or electronically in such form as the Board may from time to time prescribe and shall:
(i)	state the monthly amount which such Eligible Employee wishes to save under a Savings Contract;

(ii)	state the Eligible Employee’s agreement to the terms of the Savings Contract; and

(iii)	authorise the Board to complete and/or amend such application on behalf of the Eligible Employee in such manner as the Board may determine having regard to the requirements of paragraphs (b)(ii) and (iii) above, (f) below and Rules 3(b) and 3(c).
(e)	The number of Shares over which an Option is applied for under this Rule shall be deemed to be the whole number of Shares (rounding down) obtained by dividing the amount repayable under the relevant Savings Contract (including Bonus) by the relevant Exercise Price.

(f)	No Option shall be granted to an Eligible Employee if the contribution payable by such Eligible Employee in any month under the Savings Contract to be entered into by him in connection with the Option for which he has applied:
(i)	is less than the Minimum Monthly Contribution; or

(ii)	when added to the contribution or contributions payable in such month under any other Savings Contract in respect of this Plan or any other savings related or share purchase scheme operated by the Company or any company under its Control or an Associated Company previously entered into by such Eligible Employee is greater than the Maximum Monthly Contribution.
3. Grant of Options
(a)	Options will be granted by the Board in accordance with Rule 2 and paragraphs (b) and (c) below within a reasonable time following the Invitation Date to those Eligible Employees who have applied hereunder (and not withdrawn such application) and to no other person whatsoever provided that the person is still an Eligible Employee at the Date of Grant.

(b)	In the event that following any invitation pursuant to Rule 2 the Board receives valid applications which would result in the grant of Options over a greater number of Shares than permitted under Rule 4(b) or than specified by the Board in accordance with Rule 2(b)(ii) then the Board shall scale down pro rata the monthly contribution proposed by each Eligible Employee in excess of the Minimum Monthly Contribution (referred to in Rule 2(b)(iii)).

(c)	In the event this results in insufficient Shares to cover the Minimum Monthly Contribution (referred to in Rule 2(b)(iii)) of applicants, Options based on such Minimum Monthly Contribution shall be granted to those Eligible Employees who are selected by lot.

(d)	An Option certificate will be issued in such form as the Board may from time to time prescribe and will be sent to each Participant specifying the Date of Grant, the number of Shares over which the Option is granted and the Exercise Price within 30 days after the grant of the Option.

(e)	All Options shall be deemed to be a right to subscribe for Shares in accordance with these Rules unless and until they are designated as a right to require the Company to procure the transfer of Shares, by the Company including the relevant provisions in the Option certificate or where an Option has already been granted by serving notice to that effect on the relevant Participant. Options granted in and after 2004 will only be options to subscribe for new Shares.

(f)	No Option shall be capable of transfer or assignment and if a Participant shall do or suffer any act or thing whereby he parts with or is deprived of the legal and/or beneficial ownership of an Option, that Option shall lapse.
4. Limitation on the Issue of Shares
(a)	No Option shall be granted more than 10 years after the date of adoption of the Plan.

(b)	In respect of Options giving a right to subscribe for Shares the total number of such Shares over which Options may be granted under the Plan, when added to the number of Shares issued and remaining issuable pursuant to rights to subscribe for Shares granted under any other share option or share acquisition scheme of the Company or of Reuters Holdings PLC other than under Plan 2000 or under any sub plans to Plan 2000 during the preceding 10 years shall not exceed 10 per cent of the issued Shares from time to time on the relevant Date of Grant.
5. Exercise of Options
(a)	Subject to Rule 8 and paragraph (b) below, Options may be exercised by a Participant only within six months following the Maturity Date of the relevant Savings Contract or if earlier within six months of:
(i)	ceasing to hold an office or employment within the Group by reason of injury, illness, disability, redundancy or on reaching retirement age; or

(ii)	attaining pensionable age while continuing to hold an office or employment within the Group; or

(iii)	ceasing to hold an office or employment within the Group by reason only that:

(aa)	his office or employment is in a company of which the Company ceases to have Control; or

(bb)	his office or employment relates to a business or part of a business which is transferred to a person who is neither an Associated Company of the Company nor a company of which the Company has Control; or
(iv)	in the circumstances and within the periods specified in Rule 8.
(b)	No Participant shall be treated for the purposes of paragraphs (a)(i) and (iii) above as ceasing to hold the office or employment by virtue of which he is eligible to participate in the Plan until he ceases to hold an office or employment in the Company or any Associated Company of the Company or any company of which the Company has Control.

(c)	If a Participant dies prior to the Maturity Date of the relevant Savings Contract his Option may be exercised within the period of 12 months after the date of his death or if he dies within six months after the completion of the Savings Contract, his Option may be exercised within the period of 12 months after the completion of the Savings Contract.

(d)	No Option shall be exercisable more than thirty months after the Maturity Date of the relevant Savings Contract.

(e)	Save as provided in paragraphs (a)(i), (iii) and (iv) and (b) above an Option shall be exercised by a Participant only if at the date of exercise he is a director or employee of a company in the Group or an Associated Company.

(f)	Subject to paragraph (g) below an Option shall be exercisable once only in whole or in part during the periods referred to in paragraphs (a) and (b) above by the Participant delivering to the Secretary of the Company at the registered office of the Company notice in writing or by e-mail in such form as the Board may from time to time determine specifying the number of Shares in respect of which the Option is exercised together with (subject to paragraph (k) below) the relevant remittance to be delivered in a form specified by the Board, [and any evidence of saving and termination if required by the Board.]. Subject to Rule 8(c) the date of receipt by the Secretary of the Company of such notice together with such remittance shall be the date upon which the Option is deemed to be exercised.

(g)	Subject to paragraph (k) below, if upon exercise of an Option the remittance as referred to in paragraph (f) above is less than the amount required to pay for all the Shares in respect of which the Option is exercisable the Option shall be deemed to have been exercised in respect of such whole number of Shares as may be acquired with the amount of the remittance and the Option to the extent not so deemed to be exercised shall immediately lapse.

(h)	If a Participant exercises an Option the Board may in lieu of allotting or transferring Shares in accordance with Rule 9(a) of the Scheme: